UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2011

GLOBE SPECIALTY METALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Globe Specialty Metals, Inc. (the “Company”) approved the establishment of an Executive Deferred Compensation Plan (the “Plan”). The purpose of the Plan is to permit certain eligible executive employees of the Company and its affiliates (the “Participants”) to voluntarily defer receipt of a portion of their salary and cash bonus. The Plan also governs certain amounts required to be deferred under the Company’s existing executive Bonus Plans. The Plan constitutes an unfunded, unsecured arrangement maintained for the purpose of providing deferred compensation for the Participants for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and a deferred compensation arrangement that complies with Internal Revenue Code Section 409A. The Plan will be administered by the Committee.

The Plan permits Participants each calendar year to elect to defer the receipt of up to 50% of their base salary and up to 50% of their annual cash bonus, up to an aggregate maximum of $1,000,000 for that year, into a deferral account maintained by the Company. Deferral elections must be made prior to the calendar year in which services are performed, or by June 30 of the bonus year in the case of deferral elections with respect to bonus payments under a plan qualifying as “performance-based” under Internal Revenue Code Section 162(m).  Participants may elect that amounts deferred be deemed to be invested in restricted stock units representing the right to receive in cash the value per share of the Company’s common stock based upon the fair market value on the specified payment date (“RSUs”) and/or one or more investment funds to be specified by the Committee. If a Participant elects that part or all of their annual bonus deferral amount be deemed invested in RSUs, upon the date such bonus would have been paid but for such deferral the Company will credit to the Participant’s deferral account an additional amount equal to the amount of such bonus deferral multiplied by 20%. The matching contribution for each year will vest in accordance with the terms of the applicable Bonus Plan, subject to acceleration as specified in the Bonus Plan or the Participant’s employment agreement.  The Board or the Compensation Committee may, in its discretion, accelerate the vesting of all or any portion the matching contributions at any time.

A Participant may elect to have payment of the vested deferred amounts begin as of the sixth month anniversary of their separation from service or a January date that is not less than three years after the year in which the election is made or later than the January following the Participant’s sixty-fifth birthday (or such other period established by the Committee). Payment would be accelerated upon death, disability or other separation from service, and a Participant may elect upon initial deferral that payment be accelerated upon a change in control of the Company.  The Committee may permit a Participant to elect to further defer the date when payment of deferred amounts will be made, subject to compliance with Section 409A.

The foregoing description of the Plan is qualified in its entirety by reference to the Plan, which will be filed with the Company’s Form 10-Q for the quarter ending December 31, 2011.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.
Dated: December 13, 2011	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer